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                                                                    Exhibit 99.3

MIVT ANNOUNCES NSERC RESEARCH GRANT
MIV THERAPEUTICS ANNOUNCES NSERC GRANT FOR HYDROXYAPATITE COATED STENT DEVELOPMENT VANCOUVER, B.C. Feb 10, 2003

MIV Therapeutics Inc. (MIVT:OTCBB) and the University of British Columbia (UBC) are pleased to announce that the Natural Sciences and Engineering Research Council of Canada (NSERC) has awarded Dr. Tom Troczynski a one year Collaborative Research and Development (CRD) grant to develop hydroxyapatite coatings for stainless steel stents. The program is titled "Functionally Gradient Calcium Phosphate Coatings for Stents". The NSERC CRD grant follows a year and a half of contract research done by Dr. Troczynski. The research was conducted at UBC and funded by MIVT.

Dr. Tom Troczynski, PhD, P.Eng is a Professor in Metals and Materials Engineering Dept. at the University of British Columbia and leads UBCeram, one of the largest ceramics research groups in Canada. His bio-ceramics development program is focused on the development of biocompatible hydroxyapatite coatings for metallic substrates, such as implants and stents. Dr. Tom Troczynski was appointed as MIVT Vice President of Coating Technologies in February 2002, in order to assist in the development of its proprietary coating technologies and to transfer UBC technology to MIVT.

NSERC is Canada's national instrument for making strategic investments in science and technology. It fulfills its mission by awarding scholarships and research grants through peer-reviewed competition and by building partnerships among universities, colleges, governments and the private sector.

"Grants received from NSERC are critical to the development of our program and an indicator of the validity of our research," says Troczynski. "Innovative companies like MIVT need to be cultivated in their development by infusing research with commercial applications." President and CEO, Alan Lindsay, states "The drug-eluting stent industry is showing itself to be one which can change dramatically in a relatively short period of time. Recent developments among current competitors suggest to us that this is an opportune time for an increased focus on our biocompatible coating program. Hydroxyapatite (HAp), is known to be an excellent bio- compatible and bio-active material. We intend to continue our thin-coat development and, with the help of this grant, further develop multi-layer coatings which can encapsulate drugs designed to prevent restenosis (the re- narrowing of arteries after angioplasty)".

ABOUT UNIVERSITY OF BRITISH COLUMBIA
UBC, located in the Pacific Rim gateway of Vancouver, Canada, ranks in the top 10 of North American universities in technology licensing and commercialization, and generates more U.S. patent applications than any other Canadian public institution.

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ABOUT MIV THERAPEUTICS
MIV Therapeutics is developing a "next generation" line of advanced biocompatible stent coatings and therapeutics for stent-based drug-delivery systems. The Company has completed development of a line of proprietary coronary stents for use in angioplasty procedures and is in late-stage development of its hydroxyapatite stent coating technology, licensed from the University of British Columbia. In addition, MIVT has an exclusive worldwide licensing agreement for the use in manufacturing, distribution and marketing of Endovasc's PROStent(TM) drug-eluting stent. MIVT's manufacturing facility maintains a comprehensive QA (Quality Assurance) system which meets the guidelines of ISO 9001 (1994) and ISO 13485 (1996) requirements, complies with applicable FDA guidelines and applicable GMP requirements and is capable of private label manufacturing and out sourcing.
Please visit our new web site at www.mivtherapeutics.com

FOR FURTHER INFORMATION:
Daniel Byrne
Investor Relations
(888) 998-8886
dbyrne@mivtherapeutics.com

Craig Scott
Director of Investor Relations
800-769-7205 or 303-843-6191
craigscott@mivtherapeutics.com

FOR PRODUCT INQUIRIES AND BUSINESS OPPORTUNITIES:
Arc Rajtar
(604) 301-9545 ext 22
arajtar@mivi.ca

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE INDICATED
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MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN FORWARD- LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. PLEASE SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, THE COMPANY'S RECENT FORM 10-K AND FORM 10-QS, WHICH
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